                                                                     Exhibit p.3


                                                  REVISED CODE OF ETHICS 8/11/00


                              THE CODE OF ETHICS

     Liberty Financial Companies, Inc. ("LFC") and the investment companies its subsidiary business units serve have a long tradition of maintaining high ethical standards and building their reputation on the trust and confidence of investors. This Code of Ethics (the "Code") incorporates both the legal rules that govern LFC's investment company businesses and their moral commitment to the investors who have entrusted their assets to its management.

     The Code governs the personal securities transactions of officers, directors and employees (and certain of their family members) of the Funds and of the Fund Companies (as defined in Section I of the Code). These rules require that (i) personal transactions not interfere with portfolio transactions for any of the Funds and (ii) Fund Company employees not take inappropriate advantage of their relationship to the Fund Companies or the Funds. Compliance with the Code is a condition of employment for employees of the Fund Companies.

     Any employee with questions about the meaning or interpretation of any part of this Code should consult with the Compliance Officer of the Fund Company that employs them or the Chief Compliance Officer of LFC, who, in turn, will consult with legal counsel as needed.

I.  DEFINITIONS

Access Person:

     Access Persons, as defined in this Code, bear special responsibilities under the securities laws. An Access Person is:

     A. A director of any Fund Company, except those directors excluded, in writing, by the Chief Compliance Officer, with the approval of the General Counsel of LFC.

     B. A director or trustee of any Fund who is also a director, officer or employee of Liberty Mutual Insurance Group or any of its affiliates or subsidiaries, including LFC and all its subsidiaries.

     C.  Each officer of a Fund Adviser.

     D. Each Employee of any Fund Company who in connection with his or her regular duties knows or has access to information about the purchase or sale of a Security by a Fund or Client, as determined by that Fund Company.

     NOTE: Each Compliance Officer maintains a list of Access Persons in the business unit he/she serves. Any Employee uncertain about his/her Access Person status should consult his/her Compliance Officer.

An Access Person may be either an Investment Person or an Advisory Person:

     Investment Person: An Access Person who, in connection with his or her regular functions or duties, makes or participates in making recommendations regarding the purchase or sale of securities by a Fund. Investment Persons generally include Fund portfolio managers, securities analysts, traders and those who supervise them. Anyone who provides administrative or clerical assistance to an Investment Person is also considered an Investment Person unless specifically excluded in writing by the appropriate Compliance Officer with approval of the Chief Compliance Officer.

     Advisory Person. All other Access Persons, including any individual who, in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding the

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purchase or sale of securities by a Fund, or whose functions relate to the making of any recommendations with respect to the purchases or sales.

Accounts Over Which an Employee Has No Direct or Indirect Influence or Control:

     A trust or account holding Securities, in which an Employee (or Family Member) has Beneficial Ownership but in which such Employee (or Family Member) has no direct or indirect control or influence over the selection of investments.

Beneficial Ownership:

     A direct or indirect financial interest in an investment giving a person the opportunity directly or indirectly to participate in the risks and rewards of a transaction, by written or unwritten understanding, regardless of the actual owner of record. Securities in which an Employee has Beneficial Ownership include, but are not limited to:

     A. Securities owned by a Family Member of the Employee who live in his/her home, including Securities in trusts of which such persons are beneficiaries (other than Securities in a trust over which neither the Employee nor the beneficial owner has any Direct or Indirect Influence or Control over investments, provided that the appropriate Compliance Officer has approved such trust arrangement in writing);

     B. A proportionate interest in Securities held by a partnership of which the Employee (or Family Member) is a general partner;

     C. Securities for which the Employee (or Family Member) has a right to dividends that is separated or separable from the underlying securities;

     D. Securities that the Employee (or Family Member) has a right to acquire through the exercise or conversion of another Security.

Chief Compliance Officer:

     The Chief Compliance Officer of LFC.

Compliance Officer:

     A designated Fund Company employee who (1) administers the Code with respect to that Fund Company and its Employees, (2) reviews personal securities transactions and holdings reports for those Employees, and (3) maintains a list of Access Persons for that Fund Company. In matters related to the administration of the Code, each Compliance Officer reports to the Chief Compliance Officer. In a Compliance Officer's absence, the Chief Compliance Officer shall act in his/her stead. In the absence of the Chief Compliance Officer, LFC's General Counsel or his/her designee shall act in his stead.

Derivative:

     Any financial arrangement whose value is linked to, or derived from, fluctuations in the prices of stock, bonds, currencies or other assets. Derivatives include but are not limited to futures, forward contracts, options and swaps on interest rates, currencies or stocks.

Disinterested Trustee:

     A person whose only affiliation with the Funds or LFC is as a trustee of an investment company of which an LFC subsidiary is an `affiliate', as defined in the Investment Company Act of 1940 and the rules thereunder. [Note:
Disinterested Trustees may own shares of the Funds, but may not own

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                                                  REVISED CODE OF ETHICS 8/11/00


shares of LFC.]

Employee:

     Any director, officer or employee of a Fund Company, including temporary or part-time employees and employees on short-term disability or leave of absence. Independent contractors and their employees providing services to a Fund Company, if designated by the appropriate Compliance Officer, shall be treated as Employees under this Code.

Family Member:

     A Family Member of an Employee is a spouse or minor child of the Employee, or a relative living in the same home as the Employee.

Fund:

     Any registered investment company for which a Fund Company is the investment adviser, administrator, distributor of shares, transfer and shareholder servicing agent, or to which a Fund Company provides other services. Funds include any of The Liberty Funds (formerly Colonial Funds, Newport Funds, Stein Roe Adviser Funds, and Crabbe Huson Funds), Stein Roe Funds, Liberty All-Star Funds, Stein Roe Variable Investment Trust, Liberty Variable Investment Trust and SR&F Base Trust.

Fund Adviser:

     The investment advisers listed below.

Fund Company: A subsidiary of LFC that is an affiliate (as defined in the Investment Company Act of 1940) of any investment company. The Fund Companies within LFC include:

     A. Fund Advisers: Colonial Management Associates, Inc. (CMA), Crabbe Huson Group (CHG), Liberty Advisory Services Corporation (LASC), Liberty Asset Management Co. (LAMCO), Newport Fund Management, Inc. (NFM), or Stein Roe & Farnham, Inc. (SRF), each a registered investment adviser;

     B. Principal Underwriter: Liberty Funds Distributor, Inc. (LFDI), a registered broker-dealer;

     C.  Transfer and Shareholder Servicing Agents: Liberty Funds Services, Inc.
(LFSI) and Stein Roe Services, Inc. (SSI), each a registered transfer agent;

     D. Other: Liberty Funds Group LLC (LFG), the parent of CMA, LFDI and LFSI, and AlphaTrade Inc. (ATI), a registered broker-dealer subsidiary of CMA which places portfolio trades for certain Funds; and

     NOTE: The Chief Compliance Officer may designate certain LFC subsidiaries as "Fund Companies" even though they may not be affiliates of a Fund under the Investment Company Act, (i) if the subsidiary owns, or is owned by, a Fund Company, or (ii) if the subsidiary shares officers or employees with a Fund Company, or (iii) if the operations of the subsidiary are closely integrated with Fund-related operations of a Fund Company. Employees of a subsidiary so designated as a "Fund Company" become subject to this Code upon the designation.

Material Nonpublic Information, "Inside Information"):

     See the LFC Insider Trading Policy in Section IV.

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                                                  REVISED CODE OF ETHICS 8/11/00


Personal Account:

     Any holding of Securities in which such Employee (or Family Member) has, or would have by reason of a transaction, Beneficial Ownership.

     NOTE: a "Personal Account" is not limited to securities accounts maintained at a brokerage firm, but also includes securities owned directly by an Employee.

Security:

     Any type of equity or debt instrument and any rights relating thereto, such as derivatives, warrants and convertible securities. Security also includes shares of any closed-end investment company, including any closed-end Funds. [All Employees must preclear and report the purchase or sale of shares of a closed-end Fund and report the purchase or sale of shares of any exchange-traded fund.]

Unless otherwise specified, Security does not include:

     A.  U.S. Government Securities;

     B. Commercial paper, certificates of deposit, repurchase agreements, bankers' acceptances, or any other money market instruments;

     C.  Commodities;

     D.  Derivatives related to excluded investments; or

     E. Shares of open-end registered investment companies, including any open-end Fund.

     For purposes of its pre-clearance requirements, a Fund Company may adopt a different definition of Security with the written approval of the Chief Compliance Officer and the Trustees of any affected Funds.

U.S. Government Securities:

     All securities issued directly by the U.S. government; indirect obligations of its agencies and instrumentalities (for instance, obligations of GNMA, FNMA, FHLCC, or FLHBs) having less than one year to maturity; and Derivatives related to those securities.

     NOTE: The definition of U.S. Government Securities in this Code is more limited than the definition customarily used by the Funds when investing their portfolios.

II.  PROHIBITED ACTIVITIES

1. General Principles. No Employee shall engage in any Security transaction, activity or relationship that creates or has the appearance of creating a conflict of interest (financial or other) between the Employee and any Fund Company or Fund. Each Employee shall always place the financial and business interests of the Fund Companies and the Funds before his or her own personal, financial or business interests. Employees shall keep all information about Fund portfolio transactions confidential until released according to established procedures.

2.   Fraud, Deceit or Manipulation. No Employee shall:

     A.  Employ any device, scheme or artifice to defraud a Fund;

     B. Make any untrue statement of a material fact to a Fund or omit to state a material fact necessary in order to make the statements made to a Fund, in light of the circumstances under which they are made, not misleading;

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                                                  REVISED CODE OF ETHICS 8/11/00


     C. Engage in any act, practice, or course of business which operates or would operate as a fraud or deceit upon a Fund; or
     D. Engage in any fraudulent, deceptive or manipulative practice with respect to a Fund.

3. Use of Material Nonpublic Information ("Insider Information"). No Employee (or Family Member) shall purchase or sell, directly or indirectly, any Security for any Personal Account, the account of a Fund or of a Fund Company, or any other account, while in possession of Material Nonpublic Information concerning that Security or the issuer without the prior written approval of the LFC General Counsel, which approval shall specifically determine that no misuse of inside information is likely to occur with respect to such Material Nonpublic Information.

4. Personal Benefit Recommendations. No Employee shall recommend or cause a Fund or a Fund Company to take action or refrain from taking action regarding any Security for the Employee's own personal benefit.

5. Purchase or Sale by Employee. No Employee (or Family Member) shall purchase or sell any Security for any Personal Account if he or she knows such Security is being purchased or sold for any Fund or a Fund Company or is being actively considered for purchase or sale by any Fund or a Fund Company.

6. Purchase or Sale by Fund Company. A Fund Company shall not purchase or sell any Security for its own account if the Employee making such purchase or sale knows such Security is being purchased or sold for any Fund or is being actively considered for purchase or sale by any Fund.

7.  Brokerage Accounts.    No Access Person (or Family Member) shall maintain a
brokerage account for any Personal Account that holds Securities unless that person (i) notifies the appropriate Compliance Officer that he/she has established such account and (ii) arranges to have the brokerage firm send duplicate confirmations and periodic statements showing all account activity to the appropriate Compliance Officer.

     NOTE: Employees and registered persons of registered broker-dealers within LFC are subject to SEC/NASD reporting requirements for brokerage accounts that are similar to this Section, and must comply both with those requirements and those in this Code.

8. Directorships. No Employee shall be a director of a publicly traded company other than LFC without prior written approval of the Chief Compliance Officer, which approval generally will not be granted.

9. Investment Club Approvals. No Access Person (or Family Member) shall make investments for any Personal Account in any investment club without prior written approval from the appropriate Compliance Officer. If approval is granted, an Access Person (or Family Member) shall be deemed to have Beneficial Ownership of all securities owned by the investment club.

10. Personal Account Approvals by Compliance Officer. No Access Person (or Family Member) may purchase a Security for any Personal Account in a private offering without prior written approval of the appropriate Compliance Officer. In considering whether to grant such approval, the Compliance Officer shall consult with investment personnel of the Fund Adviser with

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                                                  REVISED CODE OF ETHICS 8/11/00


no interest in the issuer to consider whether a Fund should invest in such Security or in another Security issued by the same issuer. Before granting approval, the Compliance Officer must also consider whether the Access Person was offered the opportunity to purchase in a private offering because of his or her position with the Fund or a Fund Company.

11. Investment Advice/Non-Personal Portfolio Management. Outside the scope of his/her employment, no Access Person may offer investment advice or manage any person's portfolio in which he or she does not have Beneficial Ownership without prior written approval from the Compliance Officer.

12. Purchase and Sale of Securities Within 60 Days. No Investment Person (or Family Member) may profit from the purchase and sale or sale and purchase of the same (or equivalent) Securities in a Personal Account within 60 calendar days. Any resulting profits may be disgorged as instructed by the Compliance Officer, and other sanctions may apply.

     NOTE 1: Investment Persons are reminded that their personal trades must not be detrimental to any Fund and that they may not structure any personal trade to profit from the market effect of any Fund portfolio transaction. Personal trades must be consistent with the normal investment practices of the individual involved and reflect an investment, rather than a trading, outlook.

     NOTE 2: The 60-day restriction does not apply to the exercise of options to purchase shares of LFC and the immediate sale of the same or identical shares, including so-called "cashless exercise" transactions.

     NOTE 3: The 60-day restriction does not apply to involuntary transactions in Securities (such as a sale triggered by a margin call or the exercise of a call option), including any sale out of a brokerage account resulting from a bona fide margin call as long as collateral was not withdrawn from such account within 10 days prior to the call;

     NOTE 4: The 60-day restriction applies on a "last in, first out basis"; an Investment Person (or Family Member) may not buy and sell, or sell and buy, the same Security within 60 days even though the specific shares may have been held longer than 60 days.

     NOTE 5: Purchase and sale transactions in the same Security within 60 days that result in a loss to the Investment Person (or Family Member) are not restricted.

13. Seven-Day Prohibition. No Investment Person (or Family Member) may buy or sell a Security for any Personal Account within seven calendar days before or after a Fund that he or she manages, or provides information or advice to, or executes investment decisions for, trades in that Security. Any related profits from such transaction may be disgorged as instructed by the Compliance Officer, and other sanctions may apply.

     NOTE 1: Each Investment Person must realize that to protect the Funds' interests, and to avoid even the appearance of a conflict of interest, he or she may need to reverse a personal trade when a Fund portfolio transaction occurs within seven days, even if (i) the personal trade was made in good faith with preclearance, and (ii) the Investment Person was not personally responsible for making the Fund transaction.

     NOTE 2: The seven-day restriction DOES NOT APPLY to securities of issuers having a market capitalization of $5 billion or more at the time of the transaction; however, a Investment Person must preclear these trades as with any other personal trade.

     NOTE 3: In interpreting this provision, the Compliance Officer shall be guided by the then-

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                                                  REVISED CODE OF ETHICS 8/11/00


        current corporate organization and structure of the Fund Adviser in determining the relationship between an Investment Person and a Fund.

     NOTE 4: With the prior consent of the Compliance Officer, the seven-day restriction may not apply in instances where client transactions are non-discretionary in nature.

14. Compensation or Gifts from Third Parties. No Employee shall, directly or indirectly, in connection with any purchase or sale of securities to or from a Fund or a Fund Company, accept or receive from a third party any compensation or gift, or any other item of more than de minimis value (i.e., less than $100 per item or in the aggregate from any third party during any 12-month period). An Employee shall refer all questions regarding the permissibility of accepting items of more than de minimis value to the Compliance Officer.

     NOTE: This requirement of the Code supersedes any less stringent requirement of the NASD Conduct Rules.

15. Purchase or Sale of Securities by Disinterested Trustees. No Disinterested Trustee may buy or sell any Security, directly or indirectly, for any Personal Account if at the time of the transaction he or she knows (or, in the ordinary course of fulfilling his or her official duties as a Trustee should have known) that a Fund is considering or executing a transaction in the same Security, except:

     A. purchases pursuant to a dividend reinvestment program or purchases based upon preexisting status as a policy holder or depositor;
     B. purchase of a Security through the exercise of rights that have been issued as part of a pro rata issue to all holders of such Security and the sale of such rights;
     C. transactions that are non-volitional, including any sale out of a brokerage account resulting from a bona fide margin call as long as collateral was not withdrawn from such account within 10 days prior to the call;
     D. transactions for an account over which the Disinterested Trustee has no Direct or Indirect Influence or Control; and
     E. transactions previously approved in writing by the appropriate Compliance Officer that have been determined not to be harmful to any Fund because of the size of the market in the Security.

     A Disinterested Trustee who knows (or, in the ordinary course of fulfilling his or her official duties as a Trustee should have known) that a Fund is buying or selling a Security and who trades in that Security within 15 days of the Fund's transaction must report his/her trade to the appropriate Compliance Officer within 10 days after the end of the calendar quarter in which his/her trade occurs.

16. Initial Public Offerings. No Access Person shall purchase a Security for any Personal Account in an Initial Public Offering (IPO) unless the Access Person has a right to purchase the Security based on a pre-existing status as policyholder or depositor.

III.  RULES AND PROCEDURES FOR PRE-CLEARING PERSONAL TRADES

     Any Fund Company may permit an Employee to trade for a Personal Account if such trading complies with this Code and does not conflict with the management of any Fund served by that Fund Company. Access Persons must follow the pre-clearance rules and procedures prescribed by the

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                                                  REVISED CODE OF ETHICS 8/11/00


appropriate Compliance Officer as set forth in the appropriate Appendix to this Code. Please note that since procedures can never cover every contingency, each Employee must always remember that our foremost responsibility is to act in the best interests of Fund shareholders.

     Appendix A    Crabbe Huson Group Pre-Clearance Rules and Procedures
     Appendix B    Liberty Asset Management Company Pre-Clearance Rule and
                    Procedures
     Appendix C    Liberty Funds Group Pre-Clearance Rules and Procedures
     Appendix D    Newport Fund Management Pre-Clearance Rules and Procedures
     Appendix E    Stein Roe & Farnham Pre-Clearance Rules and Procedures


IV.    LFC INSIDER TRADING POLICY

     By the very nature of their work, Employees of Fund Companies often have access to certain nonpublic investment information that could benefit their personal assets or those of their families, friends or acquaintances. Acting upon such information or divulging it to outsiders may be both illegal and unethical; therefore, LFC has established a policy on insider trading as part of this Code.

Nonpublic Information or Inside Information is information that has not yet been effectively communicated to the public through a SEC filing or widely distributed news release. The information itself must be considered "material" and such material information may include the following elements:

     A. information a reasonable investor would consider important in making an investment decision; or
     B. information that is reasonably likely to have a significant effect on the price of the company's securities; or
     C. information that includes, but is not limited to dividend changes, earnings estimate, changes from previously released earnings estimates, proposed mergers or acquisitions, purchases or sales of material assets, significant new products or discoveries, litigation, investigation, liquidity difficulties or management changes.

Misuse of Inside Information: Unlawful insider trading occurs when a person in possession of Material Nonpublic Information regarding a security or issuer engages in a transaction in that security or issuer. Questions as to whether a duty exists should be referred to the LFC General Counsel. Corporate insiders have such a duty and they include officers, directors, employees and other temporary insiders having special confidential relationships with a corporation.

Responsibilities of Non-Employees of Funds: Temporary insiders may include investment bankers, accounting firms, consulting firms, law firms, banks and the employees of such organizations. Certain individuals who are not insiders also have a duty not to take advantage of inside information. Included in this category is any individual who misappropriates Material Nonpublic Information in violation of a duty owed to a corporation or other entity. Finally, tippees who receive Material Nonpublic Information from an insider or otherwise by misappropriation have a duty not to trade in securities of an issuer to whom the information relates while in possession of that information if they knew or should have known that the information was provided by the tipper for an improper purpose or in breach of a duty owed by the tipper.

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V.  CODE ADMINISTRATION AND REPORTING REQUIREMENTS

1. Designation as an Access Person. The appropriate Compliance Officer will notify each Employee of his/her status as an Access Person (and as an Investment Person): (i) upon employment, (ii) at least annually, and (iii) when the Employee's job title or responsibilities so change as to affect his/her status. At such time the Compliance Officer will also present such employee with a form in which the employee acknowledges that he/she has received and reviewed the Code and agrees to comply with its terms.

2. Opening Brokerage Accounts. Each Access Person shall notify the appropriate Compliance Officer each time he/she (or a Family Member) opens a brokerage account to buy or sell Securities. The Compliance Officer shall instruct the brokerage firm to provide duplicate confirmations and periodic statements showing all purchases and sales of Securities to the Fund Company at its business address to the attention of the Compliance Officer. Although the Compliance Officer will instruct the brokerage firm to provide duplicate confirmations and periodic statements, the Access Person who opens the account remains responsible for causing the firm to send the required confirmations or statements to the correct Fund Company.

3. Filing of Quarterly Reports by Access Persons. Each Access Person shall file a report with the appropriate Compliance Officer (except each Compliance Officer and the Chief Compliance Officer, who will file the report with LFC's General Counsel), within ten calendar days after the end of each calendar quarter (March 31, June 30, September 30, December 31), listing each Security transaction (including those exempt from any pre-clearance requirement) made during the quarter for any Personal Account of the Access Person (or Family Member). Each quarterly report shall identify each brokerage account in which the Access Person has a beneficial interest opened during the quarter, and the date on which such account was opened.

4. Filing of Quarterly Reports by Disinterested Trustees. If any Disinterested Trustee shall have a transaction in a Security when the Trustee knew or, in the ordinary course of fulfilling his or her official duties as a Trustee should have known, that during the 15 days prior to or after the transaction any Fund is or was considering or executing a transaction in the same security, the Trustee shall file with the appropriate Compliance Officer within ten calendar days after the end of each quarter (March 31, June 30, September 30 and December
31) a report, listing each Security transaction effected during the quarter.

     NOTE: Unlike Access Persons, Disinterested Trustees need not file reports for calendar quarters in which they have made (i) no transactions in a Security or (ii) no transactions described in this subsection. They must report only for a quarter in which one or more Security transactions involving knowledge of a Fund's portfolio activity has occurred.

5. Membership on a Creditors Committee. No Employee may become a member of a creditors committee for any issuer of securities. If it is necessary for any Fund Adviser to become a member of a creditors committee, senior management of that Fund Adviser shall request LFC's General Counsel to designate a lawyer representing the appropriate LFC company (who shall be advised not to transmit information to any Access Person) to sit on the committee. The designated lawyer shall maintain all documents from the creditor committee containing information that may be considered

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                                                  REVISED CODE OF ETHICS 8/11/00


Inside Information in secure storage.

6. Reporting of Inside Information or Other Violations of the Code. Any Employee who becomes aware of any person trading on or communicating Inside Information (or contemplating such actions) must inform the appropriate Compliance Officer, the Chief Compliance Officer or LFC's General Counsel. Likewise, any Employee who becomes aware of any person violating this Code must inform the appropriate Compliance Officer, the Chief Compliance Officer or LFC's General Counsel.

7. Fund and Fund Company Reporting Requirements. At least annually, each Fund and Fund Company shall provide to the Board of Trustees of each Fund it serves a written report describing issues arising under the Code and related procedures that govern each Fund Company. This report shall include (i) information about material violations of the Code or procedures during the previous year and (ii) any sanctions imposed because of such violations. Each year, each Fund and Fund Company shall certify and report to the Funds' Board of Trustees that it has adopted procedures reasonably necessary to prevent Access Persons from violating the Code.

8.  Security Holdings Reports by Access Persons.

     (a)  Initial Holdings Report:    Each new Employee designated as an Access
Person upon employment, and each current Employee not an Access Person who is subsequently designated as one, shall file with the appropriate Compliance Officer within 10 days after such designation an Initial Holdings Report on the prescribed form listing all Securities he or she Beneficially Owns.

     (b) Annual Holdings Report: Each Access Person shall file with the appropriate Compliance Officer within 30 days after the end of each calendar year an Annual Holdings Report on the prescribed form listing all Securities he or she (or a Family Member) Beneficially Owns and all brokerage accounts which hold Securities for him or her.


VI. ENFORCEMENT OF THE CODE

A. Review of Reports. The Compliance Officer of each Fund Company shall review reports filed under the Code to determine whether any violation may have occurred, and shall report all suspected violations to the Chief Compliance Officer.

B.  Investigation of Violations.   If a Compliance Officer of a Fund Company
learns of an alleged material violation of this Code, he/she shall immediately report the facts to the Chief Compliance Officer. The Chief Compliance Officer, acting at the direction of the LFC General Counsel, shall investigate any alleged violation of the Code. Any Employee involved in a suspected alleged violation of the Code shall on request deliver to LFC's General Counsel or his/her designee all documentation related to any Personal Account or any Securities for which the Employee (or Family Member) has Beneficial Ownership for all years requested. Failure to comply will result in termination.

C. Sanctions. Upon determining that a violation of the Code requires sanctions, a Fund Company may impose the following sanctions on an Employee as it deems appropriate:

     1.  Disgorgement of profits;

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                                                  REVISED CODE OF ETHICS 8/11/00


     2.  Fines;

     3.  Letter of reprimand;

     4.  Suspension from or termination of employment; or

     5. Such other actions as the Chief Executive Officer or Board of Directors of a Fund Company or the Board of Trustees of a Fund (exclusive of the violating individual), shall determine.

     The appropriate Compliance Officer shall report all material violations of the Code and any sanctions imposed to the Board of Trustees of the Funds and any regulatory agency requiring such reporting. The Fund Company may record violations of the Code and sanctions for a violation in the Employee's personnel record.

D. Factors Affecting Sanctions. When imposing sanctions against an Employee for a violation of this Code, a Fund Company or the Board of Trustees of a Fund may consider any factors deemed relevant, including but not limited to:

     1.  The degree of willfulness of the violation;

     2.  The severity of the violation;

     3. The extent, if any to which the Employee profited or benefited from the violation;

     4. The adverse effect, if any, of the violation on a Fund, on a Fund Company or any client of a Fund Company;

     5.  Any prior violations of the Code by the Employee; or

     6. The extent to which the Employee voluntarily disclosed the violation and/or cooperated in any investigation of the violation.

E.  Legal Penalties for Misuse of Inside Information (independent of this Code)

     1.  Civil penalties up to three times the profit gained or loss avoided;

     2.  Disgorgement of profits;

     3.  Injunctions, including being banned from securities industry;

     4.  Criminal penalties up to $1 million;

     5.  Jail sentences.

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                                                  REVISED CODE OF ETHICS 8/11/00

                                   Appendix A
                            Crabbe Huson Group, Inc.
                       Pre-Clearance Rules and Procedures


Access Persons must pre-clear and receive approval from the Compliance Officer (or his designee) prior to executing a transaction in a Security (including both publicly traded and private placement securities) or commodity interest. Once granted, pre-clearance approval is valid only until the close of business on the next business day (or, in the case of a private placement purchase or limit order, the closing of the private placement transaction or execution of the approved quantity at the approved limit price or better). An order that is not executed within that time must be re-submitted for pre-clearance approval.

Access Persons must request pre-clearance approval by utilizing the Pre-Clearance Request Form in the Compliance section of the firm's Intranet site. Requests should be forwarded first to the Compliance Administrator, then to the Compliance Officer or to the Head Trader if Compliance is unavailable. Once an individual has been selected, the actual form will appear. To obtain pre-clearance while away from the office Investment Persons must contact one of the above individuals who will complete the Form. The following information is required in order to successfully submit the Form:

Name, account number and location, e-mail address (to confirm transmission), transaction type, security symbol, security description and if the security was traded within the last 60 days. In addition, Investment Persons must indicate whether the security is eligible for client accounts and determine that it is not then appropriate to buy or sell the particular security for a client portfolio.

Investment Persons that indicate a transaction is not appropriate for client accounts must include a clear and concise reason in the `Comments' field. The following security attributes would make a security ineligible for Client or Fund accounts:

Attributes outside the firm's internal portfolio guidelines which include but are not limited to: minimum market capitalization = $200 million, client portfolios may not hold more than 3% of their portfolio at cost in a single security, client portfolios may not hold more than 5% of their portfolio at market value in a single security, the combined holdings of client accounts can not be greater than 10% of an issuer's float;

Price history not within the Contrarian philosophy;

Lack of liquidity.

Any questionable comments will be reviewed with another Investment Person and approval of transactions that are determined eligible for client accounts may be delayed or denied.

Access Persons may place the trade with a broker as soon as approval is received.

In submitting a proposed transaction for pre-clearance approval, the Access Person must certify that the proposed transaction complies with the requirements of this Code. However, because compliance with this Code may depend on subsequent investment activities for clients, pre-clearance approval of a transaction by Compliance does not necessarily mean the transaction complies with this Code.

An Access Person may only trade through Securities accounts that he/she has previously reported to the Compliance Officer and for which the Compliance Officer receives duplicate statements. Once an Access Person has been notified that a trade has been approved, it is that individual's responsibility to release the trade to the broker.

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                                   Appendix B
     Liberty Asset Management Company and Liberty Advisory Services Company
                       Pre-Clearance Rules and Procedures


     Liberty Asset Management Company and Liberty Advisory Services Company do not require Access Persons to pre-clear securities trades other than shares of closed-end funds. However, Access Persons of those firms are subject to the transaction reporting requirements set forth in the Code of Ethics.

     No report or additional report need be filed by the outside trustees or directors of the Liberty All-Star Equity Fund and Liberty All-Star Growth Fund who are excluded from the definition of "access person." The outside trustees or directors of other Funds for which LAMCO or LASC are affiliates are covered by the codes of ethics of those funds.

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                                                  REVISED CODE OF ETHICS 8/11/00

                                   Appendix C
                     Liberty Funds Group (Boston & Denver)
                       Pre-Clearance Rules and Procedures


A. Each Access Person must pre-clear personal transactions in Securities. Pre-clearance begins with completing the Personal Securities Transaction Pre-Clearance Form. The completed Form must include the name of the Security to be purchased or sold and not just the corresponding ticker symbol.

     For proposed personal transactions in a Security in an asset group in which an Access Person serves, the trade will be cleared if no Fund bought or sold such securities during the prior seven calendar days. If a Fund buys or sells the Security within seven days after the execution of a personal transaction of an Access Person in that Security, that individual may be required to reverse the trade and disgorge any profits. (See NOTE 2 to Section II above exempting transactions in securities of large-capitalization issuers from this restriction.)

B. The Compliance Officer will notify an Access Person who requests a pre-clearance, whether or not a trade is cleared (by telephone and in writing or by e-mail). The Access Person may trade as soon as he/she receives clearance.

C. An Access Person must submit a pre-clearance request for each securities trade between 9:30 AM and 3:30 PM on a business day. A clearance is effective only during the business day it is issued. If the Access Person decides not to purchase or sell a security on the day a Fund Company pre-clears the trade, then that Access Person must repeat the pre-clearance process on the day he/she wishes to make the trade.

D. Each Employee shall pre-clear through the Compliance Officer, in writing, any transaction in shares of a closed-end Fund (other than reinvestment of distributions). See Inside Information Policy in Section IV.

E.  The following transactions are excluded from the pre-clearing requirement:

    (1) Purchase(s) pursuant to a dividend reinvestment program (DRIP) or purchase(s) based upon preexisting status as a policyholder or depositor;

    (2) Purchase(s) of a Security through the exercise of rights issued to the Employee as part of a pro rata issue to all holders of such Securities and the sale of such rights;

    (3) Transactions that are non-volitional, including any sale out of a brokerage account resulting from a bona fide margin call so long as collateral was not withdrawn within ten (10) calendar days prior to the call;

   (4) Transactions for an account previously approved in writing by the LFG Compliance Officer over which an Access Person has No Direct or Indirect Influence or Control;

   (5) Transactions previously approved in writing by the LFG Compliance Officer that have been determined not to conflict with the interests of any Fund because of the volume of trading in the Security; and

   (6) Transactions in U.S. Government Securities, as defined in this Code, and in other securities excluded from the definition of Security as above.

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                                                  REVISED CODE OF ETHICS 8/11/00


LFG Procedures for Pre-Clearance using Outlook: Request pre-clearance approval with your Outlook account. Select Tools on the top tool bar, then Forms, then Choose Form. When the screen pops up, access the form using the drop-down menu at the top (under Look in) under Organizational Forms Library. Locate the Pre-clearance Request Form. Click on the form, then click Open (or double-click on the form). Fill out with all requested information (since most fields are required, you will not be able to send the form if all fields are not completed), initial and click on the Send button at the upper left of the screen. The Compliance Department will process the request and send a notice of approval or rejection to your inbox in Outlook. You may place the trade with your broker as soon as you receive the approved clearance.

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                                                  REVISED CODE OF ETHICS 8/11/00

                                  Appendix D
                            Newport Fund Management
                      Pre-Clearance Rules and Procedures



A.  Responsibility.

The Compliance Officer shall maintain current and accurate records of all personal securities transactions of and its employees, IARs and associated persons. In order to monitor securities transactions for the appropriate personnel, the Compliance Officer will maintain a matrix of job functions that define Access and Non-Access personnel. The pre-approval process varies by category. However, all employees must request their brokerage houses to send duplicate trade confirmations and accounts statement to Newport.

B.  Record-Keeping Requirements

     1. Pre-Approval Form. Access personnel are required to complete a pre-approval form for each securities transaction that is not exempted in the Code of Ethics. Non-access personnel are required to complete the form for only those transactions that involve international securities or for domestic securities held in a Newport portfolio. The Compliance Office or designated alternate must grant permission before the employee effects the trade.

     2. Transaction Record. The Compliance Officer shall establish a monitoring tool to record personal securities transactions including the following information:

          a)  The identity and amount of the security involved;
          b)  The date and nature of the transaction;
          c)  The price at which the transaction was effected; and,
          d) The name of the broker, dealer or bank where the transaction was effected.

     3.   Reporting.   Information regarding personal securities transactions
          must be reported to the Compliance Officer no more than ten (10) days following the end of each quarter. On an annual basis all employees must report a full listing of accounts in which they own securities that are not exempt from reporting requirements. Within ten (10) days of the end of each year, all Investment Professionals (as defined in the Code of Ethics) must also provide an annual listing of all securities positions that they own.

     4. Exceptions. Exceptions to the record-keeping requirements are as follows:

          a) Transactions that are direct obligations of the United States, state or municipal governments or their agencies.

          b)   Open-end investment companies.

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                                                  REVISED CODE OF ETHICS 8/11/00


          c) Bankers' acceptances, bank certificates of deposit and commercial paper.

          d) Non-volitional transactions such as dividend reinvestments, stock splits, tender offers, mergers and acquisitions.

C.  Other Considerations

     1. Review and Approval. The Compliance Officer should pre-approve all personal securities transactions in writing, as well as review all personal securities transactions involving Newport and its IARs on a quarterly basis.

     2. Acknowledgment. Newport conducts an orientation session for new employees to acquaint them with the Code of Ethics and the employees' responsibility to secure pre-approval for personal securities transactions. Employees acknowledge in writing their receipt of the Code of Ethics and attendance at the orientation session. On a periodic basis, Newport conducts a compliance overview session for all employees. Attendance is mandatory.

     3. Violations. If the Compliance Officer notices an irregularity in reviewing the duplicate trade confirmations for an employee, the Compliance Officer will investigate the circumstances. The Compliance Officer will prepare a written memo to the employee if a violation has occurred and will also log the violation for quarterly reporting to LFC. Repeated violations by an employee may be cause for disciplinary action, financial penalties and/or termination.

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                                                  REVISED CODE OF ETHICS 8/11/00

                                  Appendix E
                       Stein Roe & Farnham Incorporated
          LFG-SRF Joint Employees in Chicago and New York SRF Offices
                      Pre-Clearance Rules and Procedures


1. Preclearance of Securities Transactions. Every transaction in a Security (including both publicly traded and private placement securities) or commodity interest by an Access Person (or Family Member) must be pre-cleared and approved by the Compliance Officer prior to executing an order. Once granted, pre-clearance approval is valid only until the close of business on the next business day (or, in the case of a private placement purchase, the closing of the private placement transaction). An order that is not executed within that time must be re-submitted for pre-clearance approval.

2. Procedures for Pre-Clearance on Flex Space. Request pre-clearance approval by utilizing the FlexSpace application on your Windows NT desktop. Choose "Personal Trades" from the list of applications. Once the Personal Trades application has been started, open the "Trade Clearance" view by selecting that option from the View list. To enter a trade request use the "Enter Trade" screen. The Compliance Officer will notify an Access Person whether or not a trade is approved via "Trade Clearance-My Trades" screen. The Access Person may place the trade with his/her broker as soon as he/she receives an approved pre-clearance.

3. Certification of Proposed Transaction. In submitting a proposed transaction for pre-clearance approval, an Access Person must certify that the proposed transaction complies with the requirements of this Code. In addition, a Portfolio Manager or Associate Manager submitting a pre-clearance approval request must certify that he or she has determined that it is not then appropriate to buy/sell the particular security for a client portfolio for whom he or she has responsibility (including Funds in regard to Fund managers). However, because compliance with this Code of transactions by an Access Person may depend on their subsequent investment activities for clients, pre-clearance approval of a transaction by the Compliance Officer does not necessarily mean the transaction complies with this Code.

4. Trading in Reported Securities Accounts. An Access Person (or Family Member) may only trade in Securities accounts that he/she has previously reported to the Compliance Officer and for which the Compliance Officer receives duplicate statements. Once an Access Person has been notified that a trade has been approved, it is that individual's responsibility to release the trade to the broker with instructions to fill the trade no later than the close of business on the business day following authorization.

5.  EXCEPTIONS TO PRE-CLEARANCE RULE:
    ----------------------------------

A.  Third Party Investment Advisers:

               An exception to the pre-clearance rule is made for an employee (or Family Member) whose assets are managed on a discretionary basis by an independent third party registered investment adviser where the Employee (or Family Member has no direct or indirect control or influence over the selection of investments. The registered investment adviser or representative thereof, may not be a family member. Verification of the investment

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                                                  REVISED CODE OF ETHICS 8/11/00

     adviser's discretionary relationship must be provided to and approved by the Compliance Manager in writing on an annual basis (copy of the signed contract is required). Although, a power of attorney with a broker usually provides the broker with trading authority, it normally does not give the broker investment discretion and therefore, a power of attorney by itself normally will not satisfy the requirements for a pre-clearance exception. Any agreement with a broker will only qualify for the exception if the agreement identifies the broker as an investment adviser with discretion, not as an agent.

               While these accounts are exempt from pre-clearance, they are still subject to all other provisions of the Code (i.e., 60 day ban on short term profits, prohibition on the purchase of IPO's and providing duplicate confirmations and periodic statements).

B.   Liberty Financial Companies, Inc. ("LFC") Stock Options:

               An exception to the pre-clearance requirement will be made for certain employees who received LFC stock options and wish to exercise these stock options. These options are exercised through LFC, who will report the exercise directly to the Compliance Manager. A cashless exercise of a LFC stock option is permitted through Merrill Lynch. LFC should be contacted for instructions on exercising options.

C.   Purchase or sale of LFC Stock:

               An exception to the pre-clearance requirement will be made for those purchases or sales of LFC stock.

D.   No-Load Stock Programs, Dividend Reinvestment Plans or Investment Clubs:

               Participation in these programs for all Access Persons requires approval by the Compliance Manager. Purchases directly from an issuer or a pre-approved Investment Club are not subject to the pre-clearance requirement but the transaction must be reported within three days of receipt of confirmation that the transaction has been executed.

E. Exercise of rights issued by an issuer pro rata to all holders of a class of its securities:

               Purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired, do not need to be pre-cleared but a report of the exercise must be forwarded to the Compliance Manager. (Purchases of such rights in the secondary market and subsequent sale thereof are subject to pre-clearance.)


6. Seven-Day Blackout Period Applies to Certain Model Portfolio Stocks and Related Securities

     Model Portfolios (such as the Taxable Core Equity Portfolio) are intended to provide guidance to portfolio managers in making investment decisions for client accounts, and are widely communicated throughout SRF. Because SRF does not manage all client accounts identically, changes in a Model Portfolio can be expected to result in transactions for client accounts occurring over a period of several days following the change. Accordingly, a "blackout" period on personal investment activity in securities that are the subject of such a change, or of a related security, is appropriate following any such change.

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                                                  REVISED CODE OF ETHICS 8/11/00

          An Access Person (or Family Member) may not buy or sell a Security (or related option or other derivative of a Security) for a period of seven calendar days (exclusive of the day of the relevant change) following:

          1. the addition or deletion of such stock to or from the Taxable Core Equity Portfolio, the Non-Taxable Core Equity Portfolio, the Tax Managed Growth Portfolio and the Monitor List (collectively "Model Portfolios"), or

          2. a change in recommendation (Increase, Accumulate or Decrease) of any stock in any Model Portfolio.

          With respect to personal sales only, the Compliance Officer may make exceptions to the seven calendar day blackout period on a case-by-case basis where it appears all anticipated client and Fund transactions have been completed prior to the expiration of the blackout period.

7.   Blackout Periods Do Not Apply to Certain Highly Liquid Securities or LFC
Stock

     Personal investment transactions in stocks (and in convertible bonds or convertible preferred stocks convertible into such common stocks) of companies with a market capitalizations of $5 billion or more at the time of purchase or sale are not subject to the seven-day blackout period otherwise applicable to all Access Persons as defined above. In addition such securities and LFC stock are not subject to the 15-day pre- and post-transaction blackout period otherwise applicable to Portfolio Managers and other Access Persons. Stocks with a market capitalization of $5 billion or more are sufficiently liquid and actively traded that investment transactions undertaken for SRF clients, Funds or Access Persons are unlikely to have any significant impact on the market price of such stocks. However, because options and other derivatives may involve leverage that magnifies the effect of even small price changes in the underlying stock, personal investment transactions in options and other derivatives remain subject to the blackout periods.

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                                                  REVISED CODE OF ETHICS 8/11/00

                       LIBERTY FINANCIAL COMPANIES, INC.
                  Code of Ethics (Effective September 1, 2000)

--------------------------------------------------------------------------------

                               The LIBERTY Funds
                                   Including:
   The Colonial Funds, The Newport Funds, The Stein Roe Funds, The Stein Roe Adviser Funds, The Crabbe Huson Funds, The Liberty All-Star Funds, Liberty
       Variable Investment Trust, Stein Roe Variable Investment Trust and
                                SR&F Base Trust
                            CRABBE HUSON GROUP, INC.
                        LIBERTY ADVISORY SERVICES CORP.
                        LIBERTY ASSET MANAGEMENT COMPANY
                            LIBERTY FUNDS GROUP LLC
                                   Including:
Colonial Management Associates, Inc, Liberty Funds Services, Inc., Liberty Funds
                     Distributor, Inc. and AlphaTrade Inc.
                         NEWPORT FUND MANAGEMENT, INC.
                        STEIN ROE & FARNHAM INCORPORATED
                            STEIN ROE SERVICES, INC.

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